Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communications Corp.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180977, 333-181320 and 333-181738) and Form S-8 (Nos. 333-135971, 333-152276 and 333-177205) of Elephant Talk Communications Corp. of our report dated March 31, 2014, except for Note 35 which is dated April 1, 2015, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K/A No. 3. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Los Angeles, California

October 16, 2015